EXHIBIT 99(c)
Physicians Insurance Company of Wisconsin, Inc.
Articles of Incorporation
as Filed September 26, 1986
Effective Upon Incorporation October 3, 1986
Amended May 20 and November 18, 1998
ARTICLE I
Name
The name of the corporation is Physicians Insurance Company of Wisconsin, Inc.
ARTICLE II
Existence
The period of the corporation’s existence shall be perpetual.
ARTICLE III
Purposes
     The purposes of the corporation are to engage in any lawful activity for which insurance corporations may be organized under the Wisconsin Statutes.
ARTICLE IV
Capital Stock
     The corporation shall have one class of shares, known as “common,” that has unlimited voting rights and that is entitled to receive the net assets of the corporation upon liquidation. The aggregate number of shares which the corporation shall have authority to issue is One Million (1,000,000) shares of common, par value $250.00.
ARTICLE V
Preemptive Rights
     No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.
ARTICLE VI
Right to Purchase Own Shares and Partial Liquidation
     The Corporation shall have the right to acquire its own shares from time to time, upon such terms and conditions as the Board of Directors shall fix. The Board of Directors of the corporation may, from time to time, distribute to shareholders in partial liquidation out of stated capital or net capital surplus a portion of its assets in cash or property as further provided by law.
ARTICLE VII
Board of Directors
     The number of directors, their term of office, the manner of their election or appointment, and standards for qualification shall be fixed from time to time by the Bylaws. The directors may be divided into classes as set forth from time to time in the Bylaws.
ARTICLE VIII
Amendments
     These Articles may be amended in the manner authorized by law at the time of adoption of the amendment.

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